Exhibit 991

News Release

Investor Contacts:

Crescendo Communications

T: 844-589-8760

mnga@crescendo-ir.com

MagneGas Prototyping 4th Generation Gasification System

Over 10 Years of Commercialized Gasification Designs Culminating in a Revolutionary 4th Generation System

TAMPA, FL – October 24, 2017 -- MagneGas Corporation ("MagneGas" or the "Company") (NASDAQ: MNGA), a leading clean technology company in the renewable resources and environmental solutions industries, announced today it has completed the design process to prototype a revolutionary 4th generation gasification system with multi-fuel capability. This new design and its associated intellectual property are expected to put MagneGas many years ahead of competing gasification technologies.

The multi-fuel capability should enable the gasification of any liquid or powderized material at significantly higher rates of efficiency than today. The Company’s prototype simulations project a 75% reduction in power consumption per cubic foot produced or an increased production rate of over 500% at 300kW of power. This would reduce total production costs by at least 50%, making MagneGas2® significantly more cost effective to produce than acetylene. The associated improvement in pricing power should give MagneGas an immediate ability to take significant market share in the global cutting fuel market. In addition, the new system will have the capability to gasify coal, plastics, biomass as well as liquids, opening many new fuel feedstock opportunities for MagneGas.

“It is exciting that MagneGas is the only company known to us that is commercializing micro-gasification systems. With 10 years of experience under our belts constantly improving our technology, we are proud to announce the prototyping of our revolutionary 4th generation units,” commented Ermanno Santilli CEO of MagneGas. “This new technology is four years in the making, and our engineering team has worked diligently to design a multi-feedstock system. This new system should significantly reduce the cost of MagneGas2® production. It also has the potential to open lucrative markets in the gasification of solids and solid wastes such as coal and plastics.”

“The projected reduction in MagneGas2® production costs would have an immediate impact, not only on our profitability, but also our ability to further penetrate the legacy acetylene market at scale,” added Scott Mahoney CFO of MagneGas. “We see this improved efficiency giving us a significant pricing advantage over acetylene, and makes us roughly on par with the cost of propane. This new system has the potential to unlock a massive global market for cutting fuels in the near term. We are very pleased to be entering into the prototyping stage of design, and we project the development costs of the new system will be less than 20% of the cost we incurred to develop our 3rd generation unit. We are committed to innovating in a cost effective and impactful manner.”

About MagneGas Corporation

MagneGas® Corporation (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company's testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas®, please visit the Company's website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributor, ESSI (Equipment Sales and Services, Inc). ESSI has four locations in Florida and distributes MagneGas2®, industrial gases and welding supplies. For more information on ESSI, please visit the company’s website at http://www.weldingsupplytampa.com.

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.